EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423, No. 333-126821, No. 333-128031, and No. 333-142079, and Form S-8 No. 33-132440) and the related prospectuses of Ashford Hospitality Trust, Inc., of our reports dated February 29, 2008, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc., and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Dallas, Texas
February 29, 2008